                                                                     EXHIBIT 5.1

           [Letterhead of Gray, Plant, Mooty, Mooty & Bennett, P.A.]


                                 June 22, 2001


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549


     Re:  Webb Interactive Services, Inc.
          Registration Statement on Form S-8
          2000 Stock Option Plan

Ladies and Gentlemen:

     We are counsel for Webb Interactive Services, Inc. which has filed a Registration Statement on Form S-8 for the registration of 1,750,000 shares of common stock, no par value per share, issuable under the Webb Interactive Services, Inc. 2000 Stock Option Plan (the "Plan").

     In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary. From such examination we are of the opinion that:

     When the shares of common stock, up to a maximum of 1,750,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to such registration statement and to the reference to our name therein.

                                            Very truly yours,


                                            /s/ GRAY, PLANT, MOOTY, MOOTY &
                                            BENNETT, P.A.